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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

H&R BLOCK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

On August 21, 2007, H&R Block, Inc. sent to its shareholders the following pamphlet in connection with its solicitation of proxies for its 2007 Annual Meeting of Shareholders:
Mr. Breeden
Has It ALL Wrong
Richard Breeden seems to be fundamentally confused as to the nature of H&R Block’s business. His misguided strategies demonstrate his limited understanding of your company. We are concerned that many of Mr. Breeden’s so-called “new ideas” will be harmful to the value of your investment.
The Divestiture Of H&R Block Bank
Mr. Breeden fails to understand the competitive dynamics of our industry and how H&R Block Bank provides a key competitive advantage in growing our client base and retaining existing clients. The Bank is an important driver of growth in our core tax business. Furthermore, he fails to understand that the full potential of the Bank has not yet been realized. Divestiture at this point in time would be costly — essentially “leaving money on the table” for our shareholders.
The Sale Of Option One
Mr. Breeden knew or should have known that we announced our intention to sell Option One on November 6, 2006, the day before his hedge fund purchased its first share of H&R Block stock. We followed through on that announcement and entered into an agreement to sell Option One in April, 2007. Mr. Breeden’s continued attacks on the Option One business are destructive and disruptive and pose a potential hindrance to closing the transaction.
Re-franchising
Mr. Breeden’s cookie-cutter strategies will not work at H&R Block. Re-franchising may have worked at Applebee’s but tax returns are not prepared in a kitchen. Mr. Breeden: if you took time to learn about our business before providing your misguided business “advice” you would know better. Re-franchising would result in significant tax liabilities diminishing shareholder value.
H&R BLOCK

VOTE
THE WHITE
PROXY TODAY
Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Shareholders call Toll-Free: (877) 456-3463
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Blue proxy card sent to you by Breeden Partners. If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.
FORWARD LOOKING STATEMENTS
This release may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the current expectations of the company and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the company’s pending sale of Option One Mortgage Corp.; competitive factors; regulatory capital requirements; the company’s effective income tax rate; litigation; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the company’s 2007 annual report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

IMPORTANT ADDITIONAL INFORMATION
On July 31, 2007, H&R Block began the process of mailing its definitive proxy statement (the “Proxy Statement”), together with a WHITE proxy card, in connection with H&R Block’s 2007 Annual Meeting of Shareholders. The Proxy Statement contains important information about H&R Block and the 2007 Annual Meeting. H&R Block urges its shareholders to read the Proxy Statement carefully. Shareholders may obtain additional free copies of the Proxy Statement and other documents filed with the Securities Exchange Commission (SEC) by H&R Block through the website maintained by the SEC at www.sec.gov. In addition, copies of the Proxy Statement and other documents may be obtained free of charge by directing a request to: H&R Block, Inc., Attn: Corporate Secretary, 1 H&R Block Way, Kansas City, MO 64105, (816) 854-3000 or from our website (www.hrblock.com). Copies of the Proxy Statement also may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, at 877-456-3463 toll-free.